Filed pursuant to Rule 433

Registration No. 333-227001

ROYAL BANK OF CANADA

MEDIUM-TERM NOTES, SERIES H

$1,500,000,000

3.700% SENIOR NOTES, DUE OCTOBER 5, 2023

FINAL TERM SHEET

DATED OCTOBER 1, 2018

Terms and Conditions

Issuer:	Royal Bank of Canada

Title of the Series:	3.700% Senior Notes, due October 5, 2023 (the “Notes”)

Expected Ratings[1]:	A2 / A / AA (Stable / Stable / Stable)

Principal Amount:	$1,500,000,000

Issue Price:	99.792%

Trade Date:	October 1, 2018

Settlement Date (T+4) [2]:	October 5, 2018

Maturity Date:	October 5, 2023

Minimum Denomination:	$2,000 and multiples of $1,000

Interest Rate:	3.700%

Treasury Benchmark:	2.875% UST due September 2023

Treasury Benchmark Price:	99-18+

Treasury Yield:	2.966%

Re-offer Spread to Treasury Benchmark:	T + 78bps

Re-Offer Yield:	3.746%

Fees:	0.250%

1 A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

2 Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle no later than two business days after the trade date, unless the parties to such trade expressly agree otherwise at the time of the trade. Accordingly, purchasers who wish to trade on any date more than two business days prior to delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement.

Interest Payment Dates:	Semi-annually on each October 5th and April 5th, beginning April 5, 2019

Payment Convention:	Following business day convention, unadjusted

Business Days:	New York, Toronto

Day Count Fraction:	30/360

Listing:	None

Optional Redemption:	None

Canadian Bail-in Powers Acknowledgment:	The Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP / ISIN:	78013XW20 / US78013XW204

Lead Managers and Joint Book Runners:	RBC Capital Markets, LLC Citigroup Global Markets Inc. Goldman Sachs & Co. LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Co-Managers:

ANZ Securities, Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

Comerica Securities, Inc.

Commonwealth Bank of Australia

Desjardins Securities Inc.

Fifth Third Securities, Inc.

MUFG Securities Americas Inc.

nabSecurities, LLC

National Bank Financial Inc.

Regions Securities LLC

Santander Investment Securities Inc.

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

SunTrust Robinson Humphrey, Inc.

The Huntington Investment Company

U.S. Bancorp Investments, Inc.

Westpac Capital Markets, LLC

Academy Securities, Inc.

CastleOak Securities, L.P.

R. Seelaus & Co., Inc.

Samuel A. Ramirez & Company, Inc.

Royal Bank of Canada (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead managers will arrange to send you the preliminary pricing supplement, the final pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting RBC Capital Markets, LLC toll free at 1-866-375-6829, Citigroup Global Markets Inc. at 1-800-831-9146, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, or Morgan Stanley & Co. LLC at 1-866-718-1649.